Exhibit 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries, Inc. Reports Results for Full Year 2007

HOUSTON, March 17, 2008, Flotek Industries, Inc. (NYSE: FTK), a technology-driven growth company serving the oil, gas, and mining industries, today announced results for the year ending December 31, 2007. The results for the full year 2007 are in line with the preliminary unaudited results that were announced on January 23, 2008.

Highlights for the year ended December 31, 2007 include:

•	57.0% growth in Revenue

•	57.5% growth in Income from Operations

•	47.4% growth in Net Income

•	44.5% growth in Diluted Earnings per Share

•	Acquisition of Triumph Drilling Tools, Sooner Energy Services and CAVO Drilling Motors

Total revenue for the year ended December 31, 2007 was $158.0 million, an increase of 57.0%, compared to $100.6 million for the year ended December 31, 2006. Revenue increased in all of our segments principally due to increased demand for our proprietary specialty chemicals, the completion of three acquisitions in 2007, and the expansion of our rental tool fleet. Approximately 64% of the revenue growth in 2007 over 2006 related to organic growth of our existing businesses.

Income from operations for the year ended December 31, 2007 totaled $29.7 million, an increase of 57.5%, compared to $18.9 million for the year ended December 31, 2006. Income from operations as a percentage of revenue increased to 18.8% for the year ended December 31, 2007 compared to 18.7% for the year ended December 31, 2006. This is a result of increased gross profit margins offset by increased selling, general and administrative costs and higher depreciation and amortization costs as a percentage of revenue.

Flotek earned net income of $16.7 million, or $0.88 per fully diluted share for the year ended December 31, 2007 compared to $11.4 million or $0.61 per fully diluted share in 2006. Net income and fully diluted earnings per share increased 47.4% and 44.5%, respectively, for the year ended December 31, 2007 versus the same period in 2006. Flotek effected a 2-for-1 split of its common stock for stockholders of record as of the close of business on July 3, 2007. All earnings per share calculations reflect the new split-adjusted share count.

Jerry Dumas, Chairman of the Board, CEO and President, stated: “The rapid increase of our firm’s growth from organic advances continues to distinguish our company’s commitment to technology. The increase in overall gross profit margins is reflective of the attention given to differentiating our business. In the face of the challenge of competition in drilling tools we delivered the highest level of profit in 2007. We will continue to emphasize growth through technology and seek to add more value to our customers’ economic goals.”

We report our results under three segments:

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well stimulation, acidizing, drilling, and production treatment. The segment provides bulk blending and transload services for products used in well cementing.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.
•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Chemicals and Logistics Segment

Chemicals and Logistics revenue for the year ended December 31, 2007 was $86.3 million, an increase of 70.7%, compared to $50.5 million for the year ended December 31, 2006. The increase in revenue is primarily a result of an increase in overall sales volume, particularly of our proprietary specialty chemicals. The most significant revenue growth occurred in the Mid-Continent, Permian Basin, Rocky Mountain and South Texas regions. Sales of our biodegradable, environmentally benign “green” chemicals grew 117%, to $56.4 million for the year ended December 31, 2007 from $26.0 million for the same period in 2006.

On September 5, 2007 the Company acquired Sooner Energy Services to establish a platform for expansion into production chemicals. Sooner develops, produces and distributes specialty chemical products and services for the drilling and production of natural gas. The Sooner acquisition contributed approximately $2 million in revenue in 2007.

Income from operations increased $15.5 million, or 92.3%, for the year ended December 31, 2007 compared to the same period in 2006. Income from operations as a percentage of revenue increased to 37.5% for the year ended December 31, 2007 compared to 33.3% for the year ended December 31, 2006. The increase in operating profit is driven by an increase in overall sales activity coupled with a continued shift in sales mix to higher margin patented and proprietary products.

Drilling Products Segment

Drilling Products revenue for the year ended December 31, 2007 was $56.8 million, an increase of 54.6%, compared to $36.8 million for the year ended December 31, 2006. Growth in rentals and services associated with the acquisitions and the expansion of our mud motor fleet contributed significantly to the increase. In January 2007 we acquired the assets of Triumph Drilling Tools, a drilling tool sales and rental provider in Texas, New Mexico, Louisiana, Oklahoma and Arkansas. Additionally, in January 2007 we acquired a 50% interest and subsequently acquired the remaining 50% interest in November 2007 in CAVO Drilling Motors, which specializes in the rental, service and sale of high performance mud motors. These acquisitions expanded machining, repair, tool rental and inspection service capability within our drilling products group. These businesses acquired in 2007 contributed approximately $18.5 million incremental revenue.

Income from operations was $5.6 million for the year ended December 31, 2007, 11.0% lower than the same period in 2006. Income from operations as a percentage of revenue decreased to 9.9% for the year ended December 31, 2007 compared to 17.2% for the same period in 2006. The decrease in operating profit as a percentage of revenue is due to increased direct and indirect personnel and travel costs, and an incremental $2.9 million of depreciation and amortization year over year.

Artificial Lift Segment

Artificial lift revenue was $14.9 million for the year ended December 31, 2007, an 11.7% increase compared to $13.3 million for the same period in 2006. The increase in overall sales is due to the acquisition of two coal bed methane service companies in the second quarter of 2006 offset by an overall decline in coal bed methane activity in the Powder River Basin during 2007 as a result of lower wellhead gas prices in the Rocky Mountains, pipeline capacity constraints and a reduction in sales to a significant customer.

Income from operations was $1.4 million for the year ended December 31, 2007, compared to $1.5 million in 2006. Income from operations as a percentage of revenue decreased to 9.3% for the year ended December 31, 2007 compared to 11.3% for the same period in 2006. The decrease in operating profit as a percentage of revenue is due to increased personnel and travel costs and an approximate incremental $0.4 million of depreciation and amortization associated with acquired assets.

General Corporate

Operating expenses for the general corporate segment was $9.7 million for the year ended December 31, 2007, a 66.6% increase compared to $5.8 million for the same period in 2006. The increase related to increases for completing Sarbanes-Oxley initiatives, computing systems upgrades/conversions, and implementation of the Rental Tools Management System. All of these administrative upgrades are expected to create enhanced control and efficiency during 2008. In addition, $1.7 million of equity compensation expense associated with restricted stock and option grants made to employees, directors, and officers, was incurred in 2007 which was not incurred in 2006. Due to the increase in debt associated with the acquisition of Triumph Drilling Tools, CAVO Drilling Motors and Sooner Energy Services, interest expense increased from $1.0 million in 2006 to $3.5 million for the year ended December 31, 2007.

FLOTEK INDUSTRIES, INC.

CONSOLIDATED CONDENSED INCOME STATEMENT (UNAUDITED)

(in thousands, except per share data)

	For the Year Ended December 31,
	2007	2006	2005
	(in thousands, except per share data)
Revenue
Product	$118,443	$81,374	$45,242
Rental	24,349	12,144	4,421
Service	15,216	7,124	3,206

	158,008	100,642	52,869
Cost of revenue
Cost of product	71,190	49,456	25,983
Cost of rental	11,086	5,985	2,725
Cost of service	8,021	4,023	2,238

	90,297	59,464	30,946

Gross profit	67,711	41,178	21,923

Expenses:
Selling, general and administrative	30,639	18,919	9,486
Depreciation and amortization	6,537	2,750	1,768
Research and development	849	656	555

Total expenses	38,025	22,325	11,809

Income from operations	29,686	18,853	10,114

Other income (expense):
Interest expense	(3,501)	(1,005)	(827)
Investment income and other	956	85	86

Total other income (expense)	(2,545)	(920)	(741)

Income before income taxes	27,141	17,933	9,373
Provision for income taxes	(10,414)	(6,583)	(1,653)

Net income	$16,727	$11,350	$7,720

Basic and diluted earnings per common share:
Basic earnings per common share	$0.91	$0.66	$0.53
Diluted earnings per common share	$0.88	$0.61	$0.47
Weighted average common shares used in computing basic earnings per common share	18,338	17,289	14,606
Incremental common shares from stock options, warrants and restricted stock	620	1,299	1,904

Weighted average common shares used in computing diluted earnings per common share	18,958	18,588	16,510

Year End Conference Call

Date & Time:	Monday, March 17, 2008
10:30 AM CDT (11:30 AM EDT)

Dial-In Number:	800-860-2442 (U.S. & Canada)
412-858-4600 (International)
Passcode: Flotek

Call will be broadcast live at www.flotekind.com

Replay Number:	412-317-0088
Passcode: 417375#

Replay:	Available through Friday, March 21, 2008
Webcast replay available at www.flotekind.com

Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals, and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.